Exhibit 99.1

EcoloCap Solutions Inc. (OTCBB: ECOS)
For Immediate Release

EcoloCap Solutions Inc. announce a Partnership Agreement with Gazprom Marketing and Trading Limited for the Development of Clean Development Mechanism (CDM) Projects in Asia

The first contract resulting from this comprehensive Agreement covers the purchase by Gazprom of Carbon Credits generated from nine EcoloCap projects in Vietnam that will generate about 500,000 Carbon Credits yearly.

Barrington, IL –January 22, 2010 – EcoloCap Solutions Inc. (OTCBB: ECOS) today announced that its wholly-owned subsidiary EcoloCap Canada Ltd, has signed a partnership agreement with Gazprom Marketing and Trading, for the development of CDM Projects in Asia.

In a first transaction resulting from this agreement, Gazprom Marketing and Trading and EcoloCap Canada Ltd. have entered into a contract for the purchase of Carbon Credits (CER of nine renewable projects in Vietnam that is estimated to generate 500,000 CERs yearly). At the present world market price, the transaction represents a yearly value of some 8,500,000 US.

Dr Tri Vu Truong, President and CEO of EcoloCap Canada stated:  “ We are very proud to be associated with Gazprom Marketing and Trading, a wholly-owned subsidiary of the Gazprom Group, the worlds largest gas producer. For the benefit of our customers this partnership will be a key element assuring the success for the development of their projects as Gazprom represents extensive international experience as well as unquestioned financial strength. In this perspective we are looking forward to developing an increasing number of others projects to be materialized in the near future.”

Michael Siegel, President and CEO of EcoloCap Solutions Inc. stated: “Dr Truong is a worldwide respected expert in the environmental field and we consider ourselves privileged to have him on our team. This agreement with a world leading company is proof of the credibility he has in the market. We are looking forward to working with Dr Truong on our M-Fuel projects where our clients can benefit greatly from the generation of Carbon Credits through the use of M-Fuel. “

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc. of Seoul Korea and EcoloCap Solutions Canada Inc. of Montreal, are an integrated network of environmentally focused technology companies that mainly utilize nanotechnology to develop efficient alternative energy solutions.  Their portfolio of products and services include MBT’s Carbon Nano Tube (CNT) and Lithium X rechargeable batteries that surpass the performance of batteries in the market today, MBT’s M-Fuel, a breakthrough suspension fuel for diesel and heavy oil applications that greatly reduces cost and the emission of harmful gases, and EcoloCap Solutions Canada Inc. which offers Carbon Credit UN Certification and trading services. For additional information, please visit the EcoloCap website, http://www.EcoloCap.com.

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com
http://www.ecolocap.com

This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com